NEWS RELEASE

Contact: Gary L. Smith VP, Finance & Treasurer	Date:	August 5, 2009

Phone: 419-891-6417

E-mail: gary—smith@andersonsinc.com

THE ANDERSONS, INC. REPORTS SECOND QUARTER RESULTS
Earnings Of $0.87 Per Diluted Share

MAUMEE, OHIO, August 5, 2009—The Andersons, Inc. (Nasdaq: ANDE), today announced second quarter net income attributable to the company of $15.9 million, or $0.87 per diluted share, on revenues of $811 million. In the same three month period of 2008, the company reported record results of $45.6 million, or $2.48 per diluted share, on $1.1 billion of revenues. For the first six months of 2009, the company earned $20.9 million, or $1.14 per diluted share, on revenues of $1.5 billion. In the first half of 2008, The Andersons reported record results of $53.4 million, or $2.90 per diluted share, on revenues of $1.8 billion. It should be noted that the earnings from the prior year included unprecedented margins in our Plant Nutrient Group that accounted for nearly two-thirds of the income.

The Grain & Ethanol Group’s operating income of $8.9 million in the second quarter was significantly less than its year earlier result of $20.0 million. The grain business had its third best second quarter as it benefited from good space income. The ethanol business was profitable during the second quarter of 2009. When compared to the prior year; however, income from the ethanol business was down considerably in the second quarter as last year the business benefited from margins being locked in before the ethanol industry decline. Second quarter 2009 income from the group’s investment in Lansing Trade Group was also significantly lower than last year, primarily due to declines in its trading business. Total second quarter revenues for the group were $500 million; this includes $188 million of grain and ethanol sales made by the group in accordance with origination and marketing agreements between the company and its ethanol joint ventures. In the second quarter of 2008, the group’s total revenues were $696 million and included $226 million of the aforementioned sales. While revenues for the group are lower, due to substantially lower commodity prices, such amounts do not serve as good predictors of income or economic performance in a commodity based business. The Grain & Ethanol Group’s operating income through the first six months was $14.7 million in 2009 and $22.2 million in 2008. Total revenues through June 2009 and 2008 were $1.0 billion and $1.2 billion, respectively.

The Rail Group’s operating income was $0.6 million in the second quarter of 2009, which is down significantly from the $4.9 million earned during the same three month period a year ago. The group continues to be impacted by the double digit declines in rail traffic. The group recognized $0.8 million in gross margin from the sale of railcars and related leases during the quarter, whereas last year $1.1 million was recognized. Gross profit from the leasing business was significantly less due to lower utilization rates, the corresponding increase in storage expense from idle assets, increased maintenance expense per car, and decreased leasing rates. The group now has approximately 23,800 cars and locomotives. The average utilization rate (the percentage of the fleet in service) for the quarter was 80.6 percent in comparison to 93.3 percent for the same period last year. The gross profit of both the railcar repair and manufacturing businesses declined considerably this quarter due to reduced activity resulting from the overall economic decline. Revenues of $24 million for the second quarter were down significantly from the $43 million reported in 2008, due mainly to a $14 million reduction in car sales. The group’s first half operating income this year was $1.5 million on $51 million of revenues. In 2008, operating income through June was $11.3 million and revenues were $78 million. These results included gains on sales of railcars and related leases of $1.1 million and $3.3 million, respectively.

The Plant Nutrient Group had an operating income of $10.3 million during the second quarter of 2009, on revenues of $198 million. In the same three month period of 2008, the group achieved record operating income of $47.4 million, on revenues of $274 million. Margins were down significantly from the prior year. Margins were significantly lower as basic nutrient prices deflated in 2009, whereas in 2008 margins greatly increased as nutrient prices inflated. Retailers reducing their nutrient inventory holdings, and lower application rates of basic nutrients (potash, potassium and to a lesser degree nitrogen), led to reduced sales volume this quarter. The group’s first half operating income this year was $12.4 million on $309 million of revenues. Last year, its operating income through the first six months was a record $54.9 million on revenues of $379 million. The group acquired Hartung Brothers Inc’s. Fertilizer Division (HBI) on August 1st. HBI is a regional wholesale supplier of liquid fertilizers with five locations in Wisconsin and one in southeastern Minnesota. This acquisition will allow the group to expand its value added product offering, grow its wholesale customer base, and broaden its geographic territory.

The Turf & Specialty Group had a record operating income of $3.0 million in the second quarter this year on $40 million of revenues. Last year, the group reported $1.9 million of income on $36 million of revenues for the period. Turf products tonnage increased by over 20 percent year to year, but gross profit per ton decreased due to a product mix that included a higher percentage of consumer and industrial products. Through the first half of 2009, the group’s operating income was a record $6.1 million on $84 million of revenues. Last year, its operating income was $3.9 million for the same period, and revenues were $76 million. The group continues to experience positive results from its focus on proprietary products and expanded product lines.

The Retail Group reported revenues of $49 million for the second quarter of 2009, which is below the $53 million in revenues reported for the same period in 2008. The group earned operating income of $2.9 million in the second quarter of 2009. In the comparable period last year, the group’s operating income was $3.4 million. Through six months, the group earned $0.2 million and total revenues were $83 million. Last year through June the group broke even on total revenues of $86 million. Both the group’s margins and customer counts have improved slightly; however, this was offset by a decline in the average sale per customer.

“Although we would have liked better results this quarter, it is important to remember that last year’s second quarter results included unprecedented margins in our Plant Nutrient Group. We are pleased with the results of our grain and ethanol businesses. The grain business performance was strong, and our ethanol business returned to profitability, which is an accomplishment in the current ethanol environment. Conversely, we continue to be disappointed with the Lansing Trade Group results this year. The Plant Nutrient Group has returned to solid financial performance, and we believe the lower of cost or market issues are behind us. The Turf & Specialty Group set an earning’s record as the value added and proprietary product strategy being pursued continues to be successful. Our Rail Group, and to a lesser extent our Retail Group, however, continue to be impacted by the overall economic decline,” said Chairman and Chief Executive Officer Mike Anderson. “These results continue to demonstrate that our purposeful diversification allows us to remain a strong and profitable company, even when some businesses are underperforming.”

The company will host a webcast on Thursday, August 6, 2009 at 11:00 A.M. ET, to discuss its performance. This can be accessed under the heading “Investor” on its website at www.andersonsinc.com.

The Andersons, Inc. is a diversified company with interests in the grain, ethanol and plant nutrient sectors of U.S. agriculture, as well as in railcar leasing and repair, turf products production, and general merchandise retailing. Founded in Maumee, Ohio, in 1947, the company now has operations in 14 U.S. states and Puerto Rico, plus rail equipment leasing interests in Canada and Mexico.

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, and the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission. Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

The Andersons, Inc. is located on the Internet at www.andersonsinc.com

FINANCIAL TABLES FOLLOW . . .

The Andersons, Inc.
Consolidated Statements of Income
(Unaudited)
	Three Months ended		Six Months ended
	June 30		June 30
(in thousands, except for per share amounts)	2009	2008	2009	2008

Sales and merchandising revenues	$810,954	$1,100,700	$1,508,346	$1,813,701
Cost of sales and merchandising revenues	737,620	980,363	1,373,638	1,641,123

Gross profit	73,334	120,337	134,708	172,578

Operating, administrative and general expenses	46,723	49,973	93,253	91,264
Interest expense	5,161	8,521	10,851	17,643
Other income (loss):
Equity in earnings (loss) of affiliates	784	7,781	(2,890)	16,420
Other income, net	2,724	2,155	3,963	5,039

Income before income taxes	24,958	71,779	31,677	85,130
Income taxes	9,312	26,835	12,118	31,428

Net income	15,646	44,944	19,559	53,702
Net (income) loss attributable to the noncontrolling interest	272	682	1,311	(253)

Net income attributable to The Andersons, Inc.	$15,918	$45,626	$20,870	$53,449

Per common share:
Basic earnings	$0.87	$2.52	$1.15	$2.95

Diluted earnings	$0.87	$2.48	$1.14	$2.90

Dividends paid	$0.0875	$0.0775	$0.1725	$0.0155

The Andersons, Inc.
Consolidated Balance Sheets
(Unaudited)

	June 30	December 31	June 30
(in thousands)	2009	2008	2008

Assets
Current assets:
Cash and cash equivalents	$179,752	$81,682	$33,379
Restricted cash	4,243	3,927	3,664
Accounts receivable, net	130,824	126,255	187,184
Margin deposits, net	38,009	13,094	79,017
Inventories	205,084	436,920	406,839
Commodity derivative assets — current	48,635	84,919	493,571
Other current assets	40,564	109,165	47,489

Total current assets	647,111	855,962	1,251,143

Investments and other assets	153,281	153,488	156,005
Commodity derivative assets	1,354	3,662	84,297
Railcar assets leased to others (net)	176,656	174,132	152,879
Property, plant and equipment (net)	120,535	121,529	110,146
	$1,098,937	$1,308,773	$1,754,470

Liabilities and shareholders’ equity
Current liabilities:
Short-term line of credit	$-	$-	$432,500
Commodity derivative liabilities — current	66,698	67,055	160,611
Other current liabilities	243,056	458,208	350,795

Total current liabilities	309,754	525,263	943,906

Deferred items and other long-term liabilities	85,772	80,687	53,058
Commodity derivative liabilities	4,555	3,706	19,923
Long-term debt non-recourse	28,938	40,055	47,934
Long-term debt	285,619	293,955	281,496
Shareholders’ equity	384,299	365,107	408,153
	$1,098,937	$1,308,773	$1,754,470

Segment Data

	Grain &		Plant	Turf &
	Ethanol	Rail	Nutrient	Specialty	Retail	Other	Total

Quarter ended June 30, 2009
Revenues from external customers	$500,401	$23,762	$197,638	$39,752	$49,401	$—	$810,954

Gross Profit	23,325	4,815	22,106	7,614	15,474	—	73,334

Equity in earnings (loss) of affiliates	781	—	3	—	—	—	784

Other income (loss), net	590	221	770	236	136	771	2,724

Income before income taxes	8,659	619	10,345	3,042	2,864	(571)	24,958

Loss attributable to the noncontrolling interest	272	—	—	—	—	—	272

Operating income (loss) (a)	8,931	619	10,345	3,042	2,864	(571)	25,230

Quarter ended June 30, 2008
Revenues from external customers	$695,787	$42,941	$273,501	$35,915	$52,556	$—	$1,100,700

Gross Profit	29,195	9,100	58,396	7,266	16,380	—	120,337

Equity in earnings of affiliates	7,780	—	1	—	—	—	7,781

Other income (loss), net	1,221	340	181	96	161	156	2,155

Income before income taxes	19,312	4,874	47,369	1,882	3,360	(5,018)	71,779

Loss attributable to the noncontrolling interest	682	—	—	—	—	—	682

Operating income (loss) (a)	19,994	4,874	47,369	1,882	3,360	(5,018)	72,461

	Grain &		Plant	Turf &
	Ethanol	Rail	Nutrient	Specialty	Retail	Other	Total

Six months ended June 30, 2009
Revenues from external customers	$980,922	$50,532	$309,400	$84,455	$83,037	$—	$1,508,346

Gross Profit	46,624	10,546	36,628	16,033	24,877	—	134,708

Equity in earnings (loss) of affiliates	(2,895)	—	5	—	—	—	(2,890)

Other income (loss), net	1,149	187	1,258	541	247	581	3,963

Income before income taxes	13,355	1,501	12,392	6,139	163	(1,873)	31,677

Loss attributable to the noncontrolling interest	1,311						1,311

Operating income (loss)	14,666	1,501	12,392	6,139	163	(1,873)	32,988

Six months ended June 30, 2008
Revenues from external customers	$1,194,910	$77,952	$378,970	$75,576	$86,293	$—	$1,813,701

Gross Profit	40,574	20,251	72,074	14,192	25,487	—	172,578

Equity in earnings (loss) of affiliates	16,417	—	3	—	—	—	16,420

Other income (loss), net	3,758	518	324	189	308	(58)	5,039

Income before income taxes	22,480	11,300	54,909	3,882	(17)	(7,424)	85,130

(Income) attributable to the noncontrolling interest	(253)						(253)

Operating income (loss)	22,227	11,300	54,909	3,882	(17)	(7,424)	84,877

(a) Operating income (loss) for each Group is defined as net sales and merchandising revenues plus identifiable other income less all identifiable operating expenses, including interest expense for carrying working capital and long-term assets and is reported net of the noncontrolling interest share of (income) loss.